Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Jim Mackaness
Chief Financial Officer
650 940-4700
May 13, 2008
Mountain View, California
IRIDEX Reports First Quarter 2008 Financial Results
     IRIDEX Corporation (Nasdaq: IRIX) today reported financial results for the first quarter of 2008 ended March 29, 2008.
     Revenue for the first quarter of 2008 was $11.5 million, an 8.7% decrease from the $12.6 million reported for the first quarter of 2007. The Company’s net loss was $0.9 million or $0.10 per diluted share for the first quarter of 2008 compared with a net loss of $4.9 million or $0.61 per diluted share in the first quarter of 2007. The prior year financial results do include the AMS/Laserscope aesthetics acquisition, which was completed on January 16, 2007.
     Ophthalmology revenues were $7.5 million in the first quarter of 2008 compared with $7.2 million in 2007, an increase of 4.8%. Domestic ophthalmology revenues increased 10.6% to $4.4 million. International ophthalmology revenues decreased 2.4% to $3.1 million. Ophthalmology recurring revenues, consisting of disposable products and service, represented 55.2% of our total ophthalmology revenues for the first 3 months in 2008 and 55.5% for the comparable period in 2007.
     Total aesthetics revenues were $3.9 million in the first quarter of 2008 compared with $5.4 million in the comparable period of 2007, a decrease of 26.8%. In the first quarter 2008 domestic aesthetics revenues decreased $1.2 million to $1.5 million and international aesthetics revenues decreased $0.3 million to $2.4 million.
     Gross profit for the first quarter of 2008 was $4.8 million, compared with $5.2 million for the first quarter of 2007. Gross margins were 41.9% and 41.5%, respectively. Operating expenses for the first quarter 2008 were $5.5 million compared with $10.0 million for 2007.
     Mr. Theodore A. Boutacoff, President and CEO stated, “Operationally we are progressing towards financial stability as demonstrated by the substantial reduction in our quarterly operating loss from $4.9 million to $0.9 million primarily due to reductions in operating expenses. During the first quarter we met our obligations with AMS by paying $1.7 million, leaving a balance related to the Settlement Agreement of $3.1 million which we plan to fully satisfy by the end of our third fiscal quarter. In addition, during the first quarter we successfully negotiated a new bank credit facility with Wells Fargo Bank that replaced our previously existing credit agreements. The new credit facility is an asset based revolving line that allows the Company to borrow up to $8 million.
     “We continue to be encouraged by our improving ophthalmology revenues. The decrease in our aesthetics revenues is primarily due to the difficulties incurred in the U.S. distribution channel during 2007, which are still being experienced, coupled with the overall softening of the U.S. aesthetics market. A focus in 2008 is to establish a productive US aesthetics sales channel.”

     Cash and cash equivalents were $4.0 million as of March 29, 2008 down from $5.8 million in December 29, 2007 (this does not include $3.8 million in restricted cash). Inventories remained constant at $16.0 million as of March 29, 2008 as compared to December 29, 2007. Accounts receivable were $8.4 million as of March 29, 2008, compared to $8.9 million as of December 29, 2007.
Conference Call
     IRIDEX management will conduct a conference call later today, Tuesday, May 13, 2008 at 5:00 p.m. Eastern Time. Interested parties may access the live conference call via telephone by dialing (800) 240-7305 (U.S.) or (303) 262-2130 (International), or by visiting the Company’s website at www.iridex.com. A telephone replay will be available beginning on Tuesday, May 13, 2008 through Tuesday, May 20, 2008 by dialing (800) 405-2236 (U.S.) or (303) 590-3000 (International) and entering Passcode 11114278#. In addition, later today an archived version of the webcast will be available on the Company’s website at www.iridex.com.
 About IRIDEX
     IRIDEX Corporation is a leading worldwide provider of therapeutic based laser systems, disposable laser probes and delivery devices to treat eye diseases in ophthalmology and skin disorders in the aesthetics market. IRIDEX products are sold in the United States through a direct sales force and internationally through a combination of a direct sales force and a network of approximately 100 independent distributors into 107 countries. For further information, visit the Company’s website at http://www.iridex.com.
Safe Harbor Statement
     This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Act of 1934, as amended, relating to the Company’s financial stability, growth strategy and prospects, ability to satisfy future financial obligations and continued improvement in our ophthalmology revenues. Please see a detailed description of these and other risks contained in our Annual Report on Form 10-K for the fiscal year ended December 29, 2007 and our Quarterly Report on Form 10-Q for the first quarter ended March 29, 2008 filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

IRIDEX Corporation
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Three Months Ended
	March 29,	March 31,
	2008	2007
Sales	$11,474	$12,566
Cost of sales	6,669	7,357

Gross profit	4,805	5,209

Operating expenses:
Research and development	1,025	1,729
Sales, general and administrative	4,518	8,274

Total operating expenses	5,543	10,003

Loss from operations	(738)	(4,794)
Interest and other (expense) income, net	(154)	(126)

Loss before income taxes	(892)	(4,920)
Provision for income taxes	—	—

Net loss	$(892)	$(4,920)

Net loss per common share — basic	$(0.10)	$(0.61)

Net loss per common share — diluted	$(0.10)	$(0.61)

Shares used in per common share basic calculations	8,824	8,080

Shares used in per common share diluted calculations	8,824	8,080

IRIDEX Corporation
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	March 29,	December 29,
	2008	2007
	(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$4,013	$5,809
Restricted cash	—	3,800
Accounts receivable, net	8,440	8,876
Inventories, net	16,013	15,967
Prepaids and other current assets	1,095	1,051

Total current assets	29,561	35,503
Property and equipment, net	1,481	1,621
Goodwill	3,239	3,239
Other intangible assets, net	5,358	5,944
Other long term assets	282	347

Total assets	$39,921	$46,654

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$4,404	$2,887
Bank line of credit	5,281	4,863
Accrued compensation	1,567	2,024
Accrued expenses	6,005	7,809
Accrued warranty	1,500	1,895
Deferred revenue	3,254	3,350
Bank term loan-current portion	—	5,016

Total liabilities	22,011	27,844

Commitments and contingencies (Note 10)

Stockholders’ Equity:
Convertible Preferred Stock, $.01 par value:
Authorized: 2,000,000 shares;
Issued and outstanding: 500,000 shares in 2008 and 2007	5	5
Common Stock, $.01 par value:
Authorized: 30,000,000 shares;
Issued and outstanding: 8,824,301 shares in 2008 and 2007	89	89
Additional paid-in capital	38,727	38,695
Accumulated other comprehensive loss	(128)	(88)
Treasury stock, at cost	(430)	(430)
(Accumulated deficit) retained earnings	(20,353)	(19,461)

Total stockholders’ equity	17,910	18,810

Total liabilities and stockholders’ equity	$39,921	$46,654